Exhibit 23.1

Consent of Independent Petroleum Engineers and Geoscientists

We consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letters as of September 30, 2016, included in the Current Report on Form 8-K of Alta Mesa Holdings, LP dated November 14, 2016.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

November 14, 2016